PRESS RELEASE


Contact:          David J. O'Connor
                  President & Chief Executive Officer
                  New England Bancshares, Inc.
                  (860) 253-5200

              NEW ENGLAND BANCSHARES, INC. ANNOUNCES CASH DIVIDEND

         Enfield, Connecticut - August 10, 2009. New England Bancshares, Inc. (Nasdaq GM: NEBS) announced today that the Company's Board of Directors declared a cash dividend for the quarter ended June 30, 2009 of $0.02 per share. The cash dividend will be payable on September 18, 2009 to stockholders of record on August 28, 2009.

         New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates New England Bank with fifteen banking centers servicing the communities of Bristol, Cheshire, East Windsor, Ellington, Enfield, Manchester, Plymouth, Southington, Suffield, Wallingford and Windsor Locks. For more information regarding New England Bank's products and services, please visit www.nebankct.com.